retirement plan for board members

of

dime community bancorp, inc.

_____________________________

Adopted on February 8, 1996
Effective as of June 26, 1996, Amended Effective December 31, 2008

Retirement plan for board members

of

dime community bancorp, inc.

Article I

DEFINITIONS

The following definitions shall apply for the purposes of this Plan unless a different meaning is plainly indicated by the context:

• Annual Compensation means, on any date for any Board Member, the amount of compensation paid to such Board Member for service as a Board Member during the twelve (12) month period ending on such date, including retainer payments, fees paid solely on the basis of attendance at meetings as a Board Member and any amounts thereof deferred at the request of the Board Member, but excluding compensation in the form of stock options, appreciation rights or restricted property, or other special forms of remuneration. In the case of a Board Member who is a non-employee director and who later becomes an employee-director, "Annual Compensation" means the amount of such compensation during the twelve (12) month period immediately preceding service as a employee-director.

• Bank means The Dime Savings Bank of Williamsburgh, a federal stock savings bank, and any successor thereto.

• Beneficiary means the Person or Persons designated by the Participant or Retired Participant to receive a survivor benefit under one of the optional forms of retirement allowance provided under section 3.3. If more than one Person is designated, each shall have an equal share unless the Participant or Retired Participant directed otherwise.

• Board means the Board of Directors of the Company.

• Board Member means any individual who is a voting member of the Board or a voting member of the Board of Directors of the Bank or a voting member of the board of directors of a Participating Company.

• Change in Control of the Bank means (a) a change in ownership or effective control of the Bank or any company which owns 100% of the outstanding common stock the Bank; or (c) a change in the ownership of a substantial portion of the assets of the Bank or any company which owns 100% of  the outstanding common stock the Bank. The existence of a Change in Control shall be determined by the Committee in accordance with section 409A of the Code and the regulations thereunder.

In no event, however, shall the transaction by which the Bank converts from a mutual savings bank to a stock savings bank, or any transaction by which a company wholly owned by the Bank becomes the parent company of the Bank be deemed a Change of Control of the Bank.

• Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

• Committee means the Compensation Committee of the Board and any successor thereto.

• Company means Dime Community Bancorp, Inc. and any successor thereto.

• Participant means a Board Member who satisfies the eligibility requirements set forth in section 2.1 and whose participation in the Plan has not terminated pursuant to section 2.2.

• Participating Company means any savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution which, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, shall adopt this Plan for the benefit of members of its board of directors.

• Person means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, any unincorporated organization and any other business organization or institution.

• Predecessor Board means, with the prior approval of the Board and subject to such terms and conditions as may be imposed by the Board, the board of trustees or the board of directors of a Participating Company, prior to the date such a company became a Participating Company.

• Plan means the Retirement Plan for Board Members, as amended from time to time. The Plan may be referred to as the "Retirement Plan for Board Members of Dime Community Bancorp, Inc."

• Reorganization Date means the effective date of the transaction pursuant to which The Dime Savings Bank of Williamsburgh becomes a wholly-owned subsidiary of the Company.

• Retired Participant means a former Participant who is receiving a retirement allowance under this Plan or who is entitled to receive a retirement allowance under this Plan at a future date.

• Spouse means an individual who is legally married to a Participant or Retired Participant.

• Years of Service means the period beginning on the first day of the month in which an individual becomes a Board Member and ending on the last day of the month in which such individual ceases to be a Board Member, but excluding (a) any period during which the individual was a salaried officer of the Company or any Participating Company, and (b) any period during which the individual was a salaried officer of any other institution whose board of directors or board of trustees is considered a Predecessor Board. The Years of Service of an individual with two or more non-consecutive periods of service as a Board Member shall be equal to the sum of such non-consecutive periods. For purposes of determining an individual's Years of Service, service as a member of a Predecessor Board shall be deemed service as a Board Member. The maximum number of Years of Service of any Board Member for purposes of the Plan shall be 10.

Article II

ELIGIBILITY

Section 2.1                                Participation.

A person who is a Board Member on the Reorganization Date shall become a Participant in the Plan on the Reorganization Date. A person who becomes a Board Member after the Reorganization Date shall become a Participant in the Plan immediately upon becoming a Board Member. Any person who was a Board Member prior to the Reorganization Date, but who ceased to be a Board Member prior to the Reorganization Date, shall not be eligible for benefits under this Plan unless he again becomes a Board Member after the Reorganization Date.

Section 2.2                                Termination of Participation.

Participation in the Plan shall cease on the date a Participant ceases to be a Board Member for whatever reason.

Article III

RETIREMENT BENEFITS

Section 3.1                                Normal Benefits.

• Any Participant who terminates service as a Board Member after attaining age 65 shall be entitled to a normal retirement allowance from the Bank, commencing as of the first day of the month following the month in which he ceases to be a Board Member, in an annual amount equal to his Annual Compensation as of the date on which he ceases to be a Board Member multiplied by a fraction, the numerator of which is his Years of Service and the denominator of which is 10.

• A Participant who ceases to be a Board Member prior to attaining age 65 but after completing 10 Years of Service shall be entitled to a deferred retirement allowance beginning on the first day of the month following the date he attains age 65, in an annual amount equal to his Annual Compensation as of the date on which he ceases to be a Board Member. In lieu thereof, such person may elect to have a retirement allowance commence as of the first day of any month after the later of (i) the month in which he attains age 55 or (ii) the month in which he ceases to be a Board Member, and the amount of the retirement allowance shall be equal to the amount payable at age 65 multiplied by a factor specified in Appendix A. Any such election shall be made at least 30 days prior to termination of service as a Board Member; provided that any such election made by a Participant on or after January 1, 2005 must be made pursuant to section 3.8 or section 3.9.

Section 3.2                                Payments.

Retirement allowances under section 3.1 shall be paid in monthly installments, each installment being one-twelfth of the annual retirement allowance. The first payment shall be made in accordance with section 3.1 and installments shall continue until the Retired Participant's death.

Section 3.3                                Optional Forms of Retirement Allowance.

(a) With the approval of the Committee and on such terms and conditions as the Committee may prescribe, a Participant or Retired Participant entitled to a retirement allowance under section 3.1 may elect, at any time prior to termination of service as a Board Member, to convert the allowance otherwise payable on his account into any one of the following optional forms of retirement allowance; provided that any such election made on or after January 1, 2005 by a Participant, or a Retired Participant whose termination of service as a Board Member occurs on or after January 1, 2005, must be made pursuant to section 3.8 or section 3.9 of the Plan unless such election would only change the Participant's or Retired Participant's form of payment from one form of life annuity to another, actuarially equivalent form of life annuity with the same commencement date and such election is made at a time before any annuity payment has been made to such Participant or Retired Participant under this Plan:

• Option 1 (100% Survivor Option). A reduced retirement allowance payable during his life, with the provision that after his death an amount equal to his reduced retirement allowance shall continue during the life of, and shall be paid to, such person, if then living, as he shall have named as his Beneficiary in his written election of the option.

• Option 2 (50% Survivor Option). A reduced retirement allowance payable during his life, with the provision that after his death an amount equal to one- half of his reduced retirement allowance shall continue during the life of, and shall be paid to, such person, if then living, as he shall have named as his Beneficiary in his written election of the option.

• Option 3 (5, 10 or 15 Year Term Certain). A reduced retirement allowance payable during his life, with the provision that an amount equal to his reduced retirement allowance shall continue to be paid for a term certain elected by the Participant or Retired Participant of 5, 10 or 15 years from the commencement of such retirement allowance, and, in the event of his death before the end of such term, the same amount shall continue to be paid for the remainder of such term to the person (or persons) whom he shall have named as his Beneficiary (or Beneficiaries) in his written election of the option or any change thereof.

• Where Option 1 or Option 2 has been elected, if payments begin during the Retired Participant's lifetime and if the Beneficiary is living at the date of the Retired Participant's death, then the payments to the Beneficiary shall commence as of the first day of the month after the month in which the Retired Participant died and shall continue during the lifetime of the Beneficiary, the last installment being payable on the first day of the month during which the Beneficiary dies. Where Option 3 has been elected, if payments begin during the Retired Participant's lifetime, and if the Participant or Retired Participant dies prior to the expiration of the term elected, then the payments to the Beneficiary shall commence as of the first day of the month after the month in which the Participant or Retired Participant died, and payments shall continue for the remainder of such term.

• If Option 1 or Option 2 has been elected and the designated Beneficiary dies after the retirement allowance has commenced to be paid to the Retired Participant who designated him but before the death of such Retired Participant, the amount of the reduced retirement allowance to which such Retired Participant is then entitled shall remain unchanged and all payments shall cease upon the death of the Retired Participant.

• The retirement allowance payable to a Participant or Retired Participant electing one of the optional forms of retirement allowance set forth in section 3.3(a) shall be determined by multiplying the retirement allowance otherwise payable under section 3.1 by the appropriate adjustment factor set forth in Appendix B.

• Any election under this section 3.3 shall be made in writing in the form and manner prescribed by the Committee, shall be irrevocable after termination of service as a Board Member.

Section 3.4                                Payments of Small Amounts.

Notwithstanding any other provision of the Plan, if the present value of the retirement allowance payable to a Participant or Retired Participant and his Beneficiary shall at any time after termination of service as a Board Member and prior to the commencement of payment thereof be less than $10,000, then the Committee may direct that it be paid in such lump sum in lieu of all other benefits under the Plan provided, however that if the Participant has deferrals of compensation under any other account balance plan that would be aggregated with this plan for purposes of section 409A of the Code pursuant to Treasury Regulation section 1.409A-1(c)(2)(i)(B), no distribution shall be allowed under this section unless (a) the sum of (i) the present value of the retirement allowance payable to the Participant and (ii) all amounts deferred under such other plan or plans is less than or equal to the applicable dollar amount under 402(g)(1)(B) of the Code, (b) all such other plans provide for such a mandatory cashout distribution, and (c) all amounts deferred under all such plans are distributed at the same time. For purposes of this section 3.4, present values shall be determined using the interest rate and mortality assumptions then in use under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans, assuming payment would begin at the later of age 65 or the date of termination of service.

Section 3.5                                Automatic Death Benefit for Spouse.

If (a) a Participant or Retired Participant who is entitled to a retirement allowance under section 3.1 should die prior to the commencement of such retirement allowance and prior to electing an optional form of retirement allowance under section 3.3 or (b) a Participant who is not entitled to a retirement allowance under section 3.1 should die while a Board Member, and if such Participant or Retired Participant is survived by a Spouse, there shall be paid to such surviving Spouse, until such Spouse dies, a monthly survivor's allowance in an amount equal to that amount which would have been provided to such Spouse had the Participant or Retired Participant retired immediately prior to his death (whether or not he would have been eligible for retirement) and had he effectively elected to take Option 2 under section 3.3 with his Spouse as his Beneficiary and with payments commencing on the first day of the month following his death.

Section 3.6                                Beneficiaries.

(b) A Participant or Retired Participant may designate a Beneficiary or Beneficiaries to receive any survivor benefits payable upon his death under an optional form of benefit elected pursuant to section 3.3.

(c) If the Participant or Retired Participant elects Option 1 or Option 2 under section 3.3, he may only designate one Beneficiary and such Beneficiary must be a natural person. Any designation shall be made in writing in the form and manner prescribed by the Committee, shall be revocable until the retirement allowance commences to be paid, and shall thereafter be irrevocable.

(d) If the Participant or Retired Participant elects Option 3 under section 3.3, he may designate one or more Beneficiaries who may be, but need not be, natural persons. Any such election shall be made in writing in the form and manner prescribed by the Committee, shall be revocable until the retirement allowance commences to be paid, and shall thereafter be irrevocable; provided, however, that the Participant or Retired Participant may change or revoke the Beneficiary or Beneficiaries designated at any time or from time to time, but such changes or revocations shall be effective only if received by the Committee prior to the Participant's or Retired Participant's death.

(e) A Beneficiary designated by a Participant or Retired Participant to receive a survivor benefit, other than a benefit payable for such Beneficiary's life, may designate a Beneficiary of his own to receive such survivor benefit in the event the Beneficiary designated by the Participant or Retired Participant dies prior to receiving complete payment of such survivor benefit. If a Participant or Retired Participant who has elected Option 3 dies without a Beneficiary, then the present value of any unpaid installments shall be paid to the estate of such Participant or Retired Participant in lieu of all other payments. If a Beneficiary of a deceased Retired Participant entitled to payments under Option 3 dies without a Beneficiary, then the present value of any unpaid installments shall be paid to the estate of such Beneficiary in lieu of all other payments. In determining such present values, the interest rate and life expectancy tables prescribed under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans shall be used.

Section 3.7                                Payment upon Change in Control.

Upon a Change of Control of the Bank, each Board Member shall be entitled to an immediate lump sum payment of the present value of a single life annuity, commencing upon a Change of Control of the Bank and continuing for life in an annual amount equal to his Annual Compensation multiplied by a fraction (not greater than one) the numerator of which is his Years of Service and the denominator of which is 10. In determining such present values, the interest rate and life expectancy tables prescribed under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans shall be used.

Section 3.8                                One-Time Election in 2008.

Notwithstanding anything in the Plan to the contrary, subject to the consent of the Committee in its sole and absolute discretion, a Participant may, at any time prior to January 1, 2009, elect a new time and form of payment for the present value of the retirement allowance payable to the Participant as of December 31, 2008; provided, however, that the payment (or the first payment in a series of payments) (a) shall be made no earlier than January 1, 2009, (b) any such election regarding the time of payment shall be subject to the limits of section 3.1(b) of the Plan other than limits on when elections may be made and limits on which amounts deferred shall be affected by such elections, and (c) any such election regarding the form of payments may select only between the form of payment described in section 3.2 of the Plan and the forms of payment described in Options 1, 2, and 3 as set forth in section 3.3 of the Plan.  Such an election shall be made in the form and manner to be determined by the Committee.

Section 3.9                                Other Changes of Time or Form of Payment after 2004.

Any election to change the time of payment pursuant to section 3.1(b) of the Plan or change the form of payment pursuant to section 3.3 of the Plan that (x) is made on or after January 1, 2005 by a Participant or a Retired Participant whose termination of service as a Board Member is on or after January 1, 2005, (y) is not provided for under section 3.7 of the Plan and (z) is not a change between actuarially equivalent life annuities as provided for in section 3.3(a), shall be subject to the following limits:

(i)           any such election shall not take effect until twelve (12) months after it is received by the Committee;

(ii)           the first payment made under such election shall not occur until at least five (5) years later than such payment would otherwise have been made (or begin to be made); and

(iii)           any such election related to a payment to be made according to a fixed schedule beginning on a fixed date may not be made less than twelve (12) months prior to such fixed date.

Article IV

ADMINISTRATION

Section 4.1                                Duties of the Committee.

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Committee pursuant to this section 4.1 shall be conclusive and binding upon the Bank, the Company, the Participating Companies, Participants, Retired Participants and other interested parties.

Section 4.2                                Liabilities of the Committee.

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan; nor shall any of the foregoing individuals or entities be liable to any Participant or Retired Participant in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely that of the Company.

Section 4.3                                Expenses.

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Company. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

Article V

AMENDMENT AND TERMINATION

Section 5.1                                Amendment and Termination.

The Board shall have the right to amend the Plan, from time to time and at any time, in whole or in part, and to terminate the Plan; provided, however, that no such amendment or termination shall reduce the accrued benefits of, or impose more stringent vesting requirements on any benefits accrued by, any Participant, Retired Participant or Beneficiary through the date of the amendment or termination of the Plan.

Article VI

MISCELLANEOUS PROVISIONS

Section 6.1                                Plan Documents.

The Secretary of the Board shall provide a copy of this Plan to each Board Member who becomes a Participant in the Plan.

Section 6.2                                Construction of Language.

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an article or section shall be to an article or section of the Plan, unless otherwise indicated.

Section 6.3                                Non-Alienation of Benefits.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such rights be liable for or subject to debts, contracts, liabilities or torts.

Section 6.4                                Indemnification.

The Company shall indemnify, hold harmless and defend each Board Member, Participant, Retired Participant and the Beneficiaries of each, against their reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

Section 6.5                                Severability.

A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 6.6                                Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 6.7                                Notice.

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or 5 days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a)           if to the Company:

Dime Community Bancorp, Inc.
209 Havemeyer Street
Brooklyn, New York 11211

Attention: Corporate Secretary

(b)	if to any party other than the Company,
to such party at the address last furnished
by such party by written notice to the Company.

Section 6.8                                Operation as an Unfunded Plan.

The Plan is intended to be (a) a contractual obligation of the Company to pay the benefits as and when due in accordance with its terms, (b) an unfunded and non-qualified plan such that the benefits payable shall not be taxable to the recipients until such benefits are paid and (c) a plan covering persons who are independent contractors of the Company. The Plan is not intended to be subject to or comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or of section 401(a) of the Code. The Company may establish a trust to which assets may be transferred by the Company in order to provide a portion or all of the benefits otherwise payable by the Company under the Plan; provided, however, that the assets of such trust shall be subject to the claims of the creditors of the Company in the event that it is determined that the Company is insolvent or that grounds exist for the appointment of a conservator or receiver. The Plan shall be administered and construed so as to effectuate these intentions.

Section 6.9                                Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any benefits paid by the Company, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

Section 6.10                                Governing Law.

The Plan shall be construed, administered and enforced according to the laws of the State of New York applicable to contracts between citizens and residents of the State of New York entered into and to be performed entirely within such jurisdiction, except to the extent that such laws are preempted by federal law.

Section 6.11                                Compliance with Section 409A of the Code.

The Plan is intended to be a non-qualified deferred compensation plan described in section 409A of the Code.  The Plan shall be operated, administered and construed to give effect to such intent.  In addition, notwithstanding Article V, the Plan shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

Appendix A

Early Commencement Factors

 Number of Years                                                       Factor
 Payments Commence
 Prior to Age 65

 0                                         1.0000
 1 ..                                          9205
 2 ..                                          8496
 3 ..                                          7860
 4 ..                                          7289
 5 ..                                          6774
 6 ..                                          6308
 7 ..                                          5885
 8 ..                                          5500
 9 ..                                          5149
 10 ..                             4829

Appendix B

Factors for Determining Optional Benefit Forms under Section 3.3

Age	Option 1	Option 2	5 Year Certain	Option 3 10 Year Certain	15 Year Certain
50	90.0%	94.7%	99.6%	98.4%	97.1%
51	89.4	94.4	99.6	98.3	96.6
52	88.8	94.1	99.6	98.2	96.2
53	88.2	93.7	99.5	98.1	95.8
54	87.6	93.4	99.5	98.0	95.4
55	87.0	93.0	99.4	97.9	95.0
56	86.4	92.7	99.3	97.5	94.2
57	85.8	92.4	99.2	97.1	93.4
58	85.2	92.0	99.1	96.7	92.6
59	84.6	91.7	98.9	96.3	91.8
60	84.0	91.3	98.8	95.9	91.0
61	83.2	90.8	98.6	95.2	90.0
62	82.4	90.4	98.4	94.5	89.0
63	81.6	89.9	98.2	93.8	88.0
64	80.8	89.4	98.0	93.1	87.0
65	80.0	88.9	97.8	92.4	86.0
66	79.3	88.5	97.4	91.4	84.4
67	78.6	88.0	97.1	90.4	82.8
68	77.9	87.6	96.7	89.4	81.2
69	77.2	87.1	96.4	88.4	79.6
70	76.5	86.7	96.0	87.4	78.0
71	75.9	86.3	95.4	85.8	76.0
72	75.3	85.9	94.8	84.2	74.0
73	74.7	85.5	94.2	82.6	72.0
74	74.1	85.1	93.6	81.0	70.0
75	73.5	84.7	93.0	79.4	68.0

For Options 1 and 2, the survivorship factors shown above assume that the Participant (or Retired Participant) and the Beneficiary are the same age. For each whole year that the Beneficiary is older than the Participant (or Retired Participant), add Factor B in the case of Option 2, to the percentage shown above (but never go above 99.0%). For each whole year that the Beneficiary is younger than the Participant (or Retired Participant), subtract Factor B in the case of Option 2, from the percentages shown above. Factor B for all members for Option 1 is .7% for the first 10 years, .5% for the next 10 years and .3% for over 20 years, and Factor B for Option 2 is .4% for the first 10 years, .3% for the next 10 years and .2% for over 20 years.